Exhibit 3(c)-1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

OF

ETHAN ALLEN INTERIORS INC.

IT IS HEREBY CERTIFIED THAT:

1.          The Certificate of Designations of Series C Junior Participating Preferred Stock of Ethan Allen Interiors Inc. (the “Corporation”) is hereby amended by striking out Section 4(c) thereof and by substituting in its place the following new Section:

“4(c)           The Company shall not issue any shares of Series C Preferred Stock except upon the exercise of Rights issued pursuant to that certain Rights Agreement dated as of June 26, 1996, between the Company and Computershare Investor Services, LLC, as may be amended from time to time (the “Rights Agreement”), a copy of which is on file with the Secretary of the Company at the principal executive office of the Company and shall be made available to holders of record of Common Stock or Series C Preferred Stock without charge upon written request therefore addressed to the Secretary of the Company. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from, or greater than those of the Series C Preferred Stock.”

2.	No shares of Series C Junior Participating Preferred Stock have been issued.

3.          Said amendment was duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the following resolution of the Board of Directors of the Corporation:

“Resolved, that the Amendment No. 1 to the Rights Agreement as submitted be approved and that the President is authorized to execute said Amendment along with such other documents, forms, filings or agreements necessary to carry our the intent of the Amendment and to take such further steps or actions necessary to fulfill the intent of the Amendment.”

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested to this 27th day of December, 2004.

/s/ M. Farooq Kathwari
M. Farooq Kathwari
President

Attest:

/s/ Pamela A. Banks

Pamela A. Banks

Secretary